 Back to Form 10-Q
EXHIBIT 10.13

SUMMARY OF WELLCARE HEALTH PLANS, INC.
RELOCATION PROGRAM FOR EXECUTIVE OFFICERS

   WellCare Health Plans, Inc. (the “Company”) provides the following benefits in the event that an associate holding a position classified as Senior Vice President or higher relocates at the request of the Company.

•	Assistance with the sale of the current residence, including reimbursement for the realtor’s selling commission, not to exceed 6%, and other reasonable and customary seller’s closing expenses.

•	Assistance with the purchase of a new residence, including reimbursement of reasonable and customary buyer’s closing expenses not to exceed 2% of the purchase price of the new residence.

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Assistance in searching for a new residence, including reimbursement of actual and reasonable travel expenses for two trips, for the executive, one adult household member and dependent children, to search for new residence, not to exceed seven total days.

•	Reimbursement for temporary living expenses as determined by the Chief Executive Officer based on the executive’s circumstances.

•	Reimbursement of actual and reasonable travel costs for up to two return trips to old location per month during first three months of employment.

•	Shipment of household and personal goods (excluding exceptional/unique items) and up to two automobiles.

•	Reimbursement of actual and reasonable one-way trip travel costs to the new location for all household members.

•	Miscellaneous expense allowance of $6,000, to be used for any miscellaneous expenses incurred that are not specifically addressed by the program.

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Any relocation costs that are not excludable from an executive’s income, except for any temporary living expenses and the miscellaneous expense allowance, will be provided on a fully grossed-up basis to cover all applicable federal, state and local income taxes.